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                                                                   EXHIBIT 10.48


                  MANAGEMENT AGREEMENT FOR OPERATION OF THE
                  BELL COUNTY JUVENILE RESIDENTIAL FACILITY

        This Management Agreement (as amended or supplemented as herein provided, the "Agreement") is made and entered into by and between Correctional Services Corporation, a duly organized corporation of the State of Delaware ("CSC"), Bell County, Texas, a political subdivision of the State of Texas (the "County"), and with the advise and consent of the Bell County Juvenile Board.

                                 WITNESSETH:

        WHEREAS, the County has acquired approximately 43 acres of land and all buildings presently located upon said land, as may be more particularly described in a Deed filed of record in Volume 3497, Page 10 of the Deed Records of Bell County, Texas, to which reference is made, said land being generally located at 4800 East Rancier Road, Killeen, Bell County, Texas. The County desires to utilize the property as a juvenile detention facility initially containing a total of sixty-four (64) juvenile detention beds and ultimately containing a total of ninety-six (96) juvenile detention beds. This operation, henceforth known as the "Facility", which term shall include all existing and future improvements made to such property, shall be operated in conformity with all applicable state, federal and local law, rules, regulations and ordinances; and

        WHEREAS, the Juvenile Board and County desire to engage CSC to manage and operate the Facility and to provide the program services described herein (the "Programs") under the terms and conditions contained herein, and

        WHEREAS, Texas law allocates various duties and responsibilities pertaining to juvenile justice and detention to various respective governmental entities and officers, including Bell County, acting by and through it's Commissioners Court, and where indicated and as required by applicable law, the Juvenile Board of Bell County, acting by and through it's chief administrative officer, and where indicated and as required by applicable law to the Bell County Juvenile Court, acting by and through the presiding judge of said Court in both his judicial and administrative capacities. This Agreement in no means, manner or form shall be construed to interfere with, alter or otherwise affect the independent exercise of discretion vested upon each statutory authority given duties and responsibilities under Texas law, whether for fiscal, administrative or judicial functions. Likewise, nothing in this agreement shall be construed to enlarge, diminish, adversely affect, impair, or limit any applicable rights, powers, duties, authority, immunities or privileges previously held, possessed or exercised by the various governmental entities or officers implicated in statutory provisions which pertain to juvenile justice and/or detention.




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Bell County Juvenile Residential Facility
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        NOW, THEREFORE, for an in consideration of the promises and the mutual covenants hereinafter contained, and subject to the conditions herein set forth, the parties hereto covenant, agree, and bind themselves as follows:

                                 ARTICLE ONE
                                 DEFINITIONS

        1.1 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                1.1.1 All references in this instrument to designated "Articles", "Sections", "Exhibits", and other subdivisions are to the designated Articles, Sections, Exhibits and other subdivisions of this instrument as originally executed.

                1.1.2 The words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit, or other subdivision.

                1.1.3 This Agreement contains references to documents and other instruments that are not in existence on the date of execution hereof. When and as such instruments are prepared and are approved by CSC and the County (or where applicable such other statutorily empowered entities, including the Bell County Juvenile Board and/or the Bell County Juvenile Court as may be required by applicable law) the references herein to such instruments and to any capitalized terms used therein shall have the same effect as though such instruments existed on the date of execution hereof.

                1.1.4 CSC is an independent contractor, and is not delegated any duty, responsibility or authority of a governmental entity by way of this Agreement. Likewise, the services provided under this Agreement are professional services, and are not subject to the provisions of Article 262.023, Texas Local Government Code.

        1.2 Service Commencement Date. Shall mean the date upon which CSC commences the provisions of operational and management services of the Facility.






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Bell County Juvenile Residential Facility
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                                 ARTICLE TWO
                        REPRESENTATIONS AND WARRANTIES


        2.1 Representation of CSC. CSC represents and warrants to and for the benefit of the Juvenile Board and the County, with the intent that the Juvenile Board and County will rely thereon for purposes of entering into this Agreement, as follows:

                2.1.1 Organization and Qualification. CSC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with power and authority to own or lease its properties and conduct its business as presently conducted. CSC shall attach to this Agreement a current certificate of good standing, issued by the State of Delaware, and shall annually supplement said certificate during the term of this Agreement. Additionally, CSC shall attach to this Agreement a current certificate of authority to engage in business in the State of Texas, and shall annually supplement said certificate during the term of this Agreement.

                2.1.2 Authorization. This Agreement has been duly authorized and executed by CSC and delivered to the County for execution. Upon approval of the agreement by the Bell County Juvenile Board and the execution thereof by the County Judge on behalf of the County, and delivery of the executed agreement to CSC constitutes a legal, valid, and binding agreement enforceable against CSC in accordance with its terms.

                2.1.3 No Violation of Agreements, Articles of Incorporation, or Bylaws. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under any indenture, mortgage, deed of trust, lease, loan agreement, license, security agreement, agreement, governmental license or permit, or other agreement or instrument to which CSC is a party or by which its properties are bound, or any order, rule or regulation of any court of any regulatory body, administrative agency, or properties, except any such conflict, breach, or default which would not materially and adversely affect CSC's ability to perform its obligations under this Agreement, and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under, the Articles of Incorporation (or other corresponding charter document) or Bylaws of CSC.


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Bell County Juvenile Residential Facility
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                2.1.4  No Defaults Under Agreements.  CSC is not in default, nor is there any event in existence which, with notice or the passage of time or both, would constitute a default by CSC, under any indenture, mortgage, deed of trust, lease, loan agreement, license, security agreement, agreement, governmental license or permit, or other agreement or instrument to which it is a party or by which any of its properties are bound and which it is a party or by which any of its properties are bound and which default would materially and adversely affect CSC's ability to perform its obligations under this Agreement.

                2.1.5 Compliance with Laws. Neither CSC nor its officers and directors purporting to act on behalf of CSC have been advised, and have no reason to believe, that CSC or such officers and directors have not been conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which CSC is conducting business including all safety laws and laws with respect to discrimination in hiring, promotion or pay of employees or other laws affecting employees generally, except where failure to be so in compliance would not materially and adversely affect CSC's ability to perform its obligations under this Agreement.

                2.1.6 No Litigation. There is not now pending or, to the knowledge of CSC, threatened, any action, suit, or proceeding to which CSC is a party, before or by any court or governmental agency or body,which might result in any material adverse change in CSC's ability to perform its obligations under this Agreement, or any such action, suit or proceeding related to environmental or civil rights matters; and no labor disturbance by the employees of civil rights matters; and no labor disturbance by the employees of CSC exists or is imminent which might be expected to materially and adversely affect
                CSC's ability to perform its obligations under this Agreement.

                2.1.7 Taxes. CSC has filed all necessary federal, state and foreign income and franchise tax returns and has paid all taxes as shown to be due thereon; and CSC has no knowledge of any tax deficiency which has been or might be asserted against CSC which would materially and adversely affect CSC's ability to perform its obligations under this Agreement.



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Bell County Juvenile Residential Facility
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                2.1.8  Disclosure.  There is no material fact which materially and adversely affects or in the future will (so far as CSC can now reasonably foresee) materially and adversely affect CSC's ability to perform its obligations under this Agreement.

                There is presently no known fact which materially and adversely affects, or which in the future will (so far as CSC can now reasonably foresee) materially and adversely affect CSC's ability to perform its obligations under this Agreement.
                During the term of this Agreement or any extension hereof, CSC agrees to disclose in writing to the County in a timely manner any material fact, including insolvency or bankruptcy, which might reasonably prevent CSC from performing its obligations under this agreement.

        2.2 Representations of the County. The County represents and warrants to and for the benefit of CSC with the intent that CSC will rely thereon for purposes of entering into this Agreement as follows:

                2.2.1 Authorization. The Juvenile Board and County have the requisite power to enter in to this Agreement and perform all obligations hereunder and by proper action have duly authorized the execution, delivery, and performance hereof.

                2.2.2 No Violation of Agreements. The consummation of the transaction contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with, or result in a breach of any of the terms and provision of, or constitute a default under any other agreement or instrument to which the County is party or by which its properties, except any such conflict, breach or default which would not materially and adversely affect the ability of either the Juvenile Board or the County to perform its obligations under this Agreement.

                2.2.3 Disclosure. There is no material fact which materially and adversely affects or in the future will (so far as either the County or Juvenile Board can now reasonably foresee) materially and adversely affect the County's ability to perform its obligations under this Agreement, which has not been accurately set forth in this Agreement or otherwise accurately disclosed in writing to CSC by the Juvenile Board and/or County prior to the date hereof.



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Bell County Juvenile Residential Facility
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                                ARTICLE THREE
                   EFFECTIVE DATE, INITIAL TERM, EXTENSIONS

        3.1 Effective Date of Agreement Initial Term. This Agreement shall become effective upon its execution and delivery, and shall continue in full force and effect unless sooner terminated, as hereinafter provided, for an initial term ending five (5) years from the date hereof (the "Commencement Date").

        3.2 Renewal. The Juvenile Board and County and CSC shall have the option to renew the term of this Agreement for three (3) successive option terms of five (5) years each by agreeing to each renewal in writing on or before ninety (90) days prior to the expiration of the preceding option period.

                                 ARTICLE FOUR
                                 THE FACILITY

        4.1 Construction. The County, with the advise and consent of the Juvenile Board, will make certain improvements to the Facility (including without limitation, fencing and security upgrades) to initially cause the Facility to be capable of containing sixty-four (64) juvenile detention beds, and subsequently to cause the Facility to be capable of containing ninety-six
(96) juvenile detention beds, all in compliance with Texas Juvenile Probation Commission ("TJPC") physical plant/construction standards. The County shall use its reasonable best efforts to cause the Facility to be capable of containing sixty-four (64) juvenile detention beds in compliance with TJPC standards on or before October 1, 1996 and shall use its reasonable best efforts to expand the number of juvenile detention beds in the Facility (in compliance with TJPC standards) to ninety-six (96) on or before May 1, 1997. However, the County shall not be otherwise obligated under this Agreement for any failure of the Facility to meet these arbitrary completion dates.

        4.2 Compliance with Codes, Standards and Guidelines. The County will remodel the Facility in compliance with all state, local and generally recognized building and construction codes, including, without limitation, all applicable standards and guidelines promulgated by the Texas Juvenile Probation Commission Standards for Pre and Post Adjudication Facilities. In addition, the County shall make available for use by CSC all personal property, fixtures, furniture and equipment contained in the list attached as Exhibit "A" hereto. The County shall obtain all permits and licenses required by any governmental entity having power to control or regulate the operation of the Facility. Upon the completion of the stated remodeling, the County shall notify the Bell County Juvenile Board and the Bell County Juvenile Court, that the Facility is ready for inspection as required by Article 51.12(c) of the Texas Family Code. The County shall, if necessary, make every reasonable effort to remedy any condition of the Facility which prevents certification by the County Juvenile Board and the County Juvenile Court that the Facility is suitable for the detention of children in accordance with:



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Bell County Juvenile Residential Facility
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        (1) the requirements of Subsections Article 51.12(a), (f), and (g);
        and

        (2) minimum professional standards for the detention of children in pre-adjudication or post-adjudication secure confinement promulgated by the Texas Juvenile Probation Commission (TJPC) or, at the election of the juvenile board, the current standards promulgated by the American Correctional Association.

        4.3 Repairs and Maintenance. The County shall, at its own expense, maintain the physical structure of the Facility, and make all necessary structural repairs and improvements to the Facility including, but not limited to, repairs and improvements to the foundation, walls, roof, underground and concealed plumbing, heating, ventilating and air conditioning system, drives, parking areas, fixed furniture fixtures and equipment, fire protection systems, wiring and electrical systems, to keep the Facility in good repair working order and condition, subject to normal wear and tear. CSC will, at its sole cost and expense, replace all light bulbs and ballasts as necessary, be responsible for janitorial and cleaning services at the Facility and perform routine maintenance and repairs at the Facility resulting from normal wear and tear.
In addition, CSC agrees to repair any and all damage to the Facility caused by the use of the Facility by CSC, its employees, detainees or visitors, except to the extent such damage is covered by insurance maintained by the County, in which event CSC will repair such damage and the County shall pay CSC insurance proceeds received by the County in connection with such damages, not to exceed CSC's actual cost of repair.

        Within thirty (30) days after the date hereof, the County and CSC shall make a list of the personal property, fixtures, furniture and equipment presently located at the Facility and divide such property into two separate categories: (1) "non-accountable property", which may be used by CSC without need to replace or repair same, and (2) "accountable property", which may be used by CSC but shall be repaired or replaced by CSC and maintained in good working order and condition by CSC. Upon the termination or expiration of this Agreement, the "accountable property" shall be delivered by CSC to the County in good working condition, reasonable wear and tear excepted.

        4.4 Utilities. CSC shall pay for the use of all utilities necessary and/or required for the operation of the entire Facility such as electricity, gas, water and sewer. The County agrees to pay for waste and trash removal and pest control services to the Facility. It is understood that the County may use a portion of the Facility as set forth in Section 4.6 below. CSC and the County will each maintain separate telephone systems and each will be responsible for the cost of their own telephone service.

        4.5 Taxes and Charges. CSC shall pay or discharge, or cause to be paid or discharged, before the same become delinquent, all income, payroll and worker's compensation taxes assessed against CSC in connection with its operation of the Facility.



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Bell County Juvenile Residential Facility
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        4.6     Administrative Offices.  CSC shall make the buildings at the
Facility which are currently designated for use as administrative offices and classrooms available for use by the Juvenile Board as the Juvenile Board may from time to time deem appropriate and necessary, including but not limited to use by the Juvenile Probation Department, Juvenile Court and JJAEP. Within reasonable limitation based upon security of the Facility and its residents, and with the exception of the secure residential areas of the Facility, the Juvenile Board shall be permitted to use the Facility for appropriate juvenile activities and programs, subject to advance scheduling with CSC in a manner which will cause minimal disruption to CSC operations. In the event any additional construction or improvements are made on the surrounding County owned land, the County shall have the right to use such additional space in its entirety without limitation by CSC.

                                 ARTICLE FIVE
                   OPERATION AND MANAGEMENT OF THE FACILITY

        5.1 General Duties and Obligations; Standards. CSC shall provide the operations and management services described herein and operate, maintain and manage the Facility in compliance with all applicable federal and state constitutional requirements and laws, with all applicable provisions and standards (and/or any variances originally granted by the County), with all applicable standards of the Texas Juvenile Probation Commission, subject to approval by the Juvenile Board.

        5.2 Policies. CSC shall establish written policies, procedures and operation manuals in regard to the Facility operation and juvenile supervision for which it is responsible pursuant to the terms of this Agreement. Said written policies, procedures and operation manuals shall comply with all applicable federal and state constitutional requirements and laws, all applicable standards of the Texas Juvenile Probation Commission. Said written policies, procedures and operation manuals shall be the property of CSC, and shall continue to be the property of CSC. CSC shall furnish the Juvenile Board and the County a copy of its policies, procedures and operations manuals for its review and comment upon execution of this Agreement and shall furnish the Juvenile Board and County a copy of any subsequent changes to such manual.

        5.3 Specified Duties and Obligations. CSC's duties and obligations shall include, but not be limited to, each of the activities specified below. CSC's written system of policies, procedures and operation manuals described in
Article V, Section 5.2 shall address these specified duties and obligations.

                5.3.1 Administration of the Facility. CSC shall appoint a Facility Administrator to manage on-site CSC's day-to-day operation of the Facility. The position of Facility Administrator shall be staffed by a professional experienced in the administration of a like correctional facility.



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Bell County Juvenile Residential Facility
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                5.3.2   Staffing.  CSC shall at all times provide adequate
                staffing of the Facility in compliance with applicable standards and TJPC policies. CSC shall be responsible for employee benefits, including medical insurance, worker's compensation insurance, and other benefits. The County shall have no obligation to provide any staffing under this Agreement.

                5.3.3 Personnel Recruitment and Selection. CSC's recruitment, selection and employment of all personnel shall conform to the rules and regulation of the Equal Employment Opportunity Commission. CSC shall adopt and implement a non-discriminatory policy with respect to handicap, race, color, religion, sex, age and national origin. CSC shall provide access to records required by law to be maintained of such non-discriminatory action upon request by the County. A notice evidencing CSC's adoption and commitment to this policy shall be posted in a conspicuous location at the Facility.

                5.3.4 Employee Training. CSC shall provide, at its own expense, adequate training, which shall meet all applicable TJPC standards, for each of its employees. To the extent necessary, CSC shall train employees to assure their ability to comply with applicable policies, procedures and operation manuals as specified by CSC.

                5.3.5 Programs. CSC shall, with the advise and consent of the Juvenile Board, deliver to the juvenile population all program services required by federal and state regulatory agencies, including the TJPC and the Texas Education
                Agency.

                5.3.6 Rights of Juveniles. CSC shall, with the advise and consent of the Juvenile Board, implement the proper policies, procedures and staff training to ensure that juvenile rights are not violated and that all activities that take place within the Programs with respect to juveniles comply with applicable standard, policies and procedures.

                5.3.7 Juvenile Supervision. CSC shall provide such security and supervision of juveniles as is required by sound juvenile correctional practices to maintain the safety, security and order of the Facility, to carry out program requirements and to protect the safety and well-being of juveniles, staff, visitors and surrounding community. In the event of any disturbance caused by the juveniles, or if any security threat or peril, should occur within the


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Bell County Juvenile Residential Facility
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                Facility or on its premises, either of which poses a material threat to persons or property, CSC shall immediately notify the Juvenile Board and the County pursuant to a specific plan designed to address such contingencies. In the event of any such occurrence, CSC shall, as requested, cooperate with the County and any appropriate law enforcement authorities in restoring order and shall comply with the emergency plan set forth by the County in conjunction with law enforcement, fire and emergency service agencies.

                5.3.8 Securing Points of Facility Access. CSC shall operate and control all points of ingress and egress in secure areas of the Facility.

                5.3.9 Safety and Emergency Plan. CSC shall operate and maintain the Programs in compliance with the National Fire Protection Association Life Safety Code 101, applicable State of Texas regulations to safety and emergency planning and County policies and procedures related to safety and emergency planning and the codes and regulations of Killeen, Texas. CSC shall have an emergency plan for various emergency events and fire prevention and suppression plans.

                5.3.10 Records and Reports. CSC shall maintain proper and complete books, records and accounts with respect to all activities. Said records shall be the property of CSC, and shall continue to be the property of CSC. Copies of all such books, records and accounts shall be made available at the Facility during reasonable office hours and with reasonable advance notice to the County and the Juvenile Board upon request.

                5.3.11 Juvenile Records. CSC shall make all record entries in a timely manner. All juvenile information maintained by CSC shall be considered confidential and subject to release or disclosure only (i) as required by law, (ii) in compliance with the order of any court having jurisdiction, (iii) in defense of any proceeding to which CSC or its employees or agents are a party, (iv) to the county or agency referring such juvenile to the Facility, or (v) to physicians or other health care providers for use in treatment.

                5.3.12 Health Care Services. CSC shall provide a physician licensed and practicing in the State of Texas to review the medical and health care policies, procedures and practices of CSC. CSC



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Bell County Juvenile Residential Facility
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
              shall provide nursing coverage by a nursing professional who shall meet the licensing and certification requirements of the State of Texas. CSC's medical and health care services shall be limited to those services that the State of Texas regulations allow to be performed by a Registered Nurse, a Licensed Practical Nurse and a Licensed Vocational Nurse. CSC shall provide transportation within Bell County, Texas for juveniles to medical appointments or for the purpose of obtaining medical treatment not available at the Facility site, except, in any case of medical emergency, upon which CSC shall provide transportation of juveniles to the nearest point of medical care. CSC shall not be required to assume responsibility for the payment of any juvenile's prescription medications, medical care, hospitalization or institutionalization outside the Facility but CSC shall be responsible for security and supervision of the juvenile outside the Facility within Bell County, Texas. As used herein, "medical care" means all types of health related services, including but not limited to dental, psychological, psychiatric, optical, chiropractic, laboratory, and diagnostic, as well as the services traditionally rendered by medical doctors. The additional costs in connection with any juvenile's prescription medications, medical care, hospitalization, institutionalization, and/or security and supervision outside the Facility will be charged to the County (or other entity) referring the juvenile to the Facility and shall be in addition to the amount due under paragraph 6.1 hereof.

              5.3.13 Laundry and Juvenile Clothing. CSC shall provide full juvenile laundry services and clothing in compliance with applicable standards, and appropriate to the time of year, weather conditions and type of activity.

              5.3.14 Religious Services. The County, with the advise and consent of the Juvenile Board, shall arrange for religious services to be conducted for juveniles at the Facility. CSC will use its best reasonable efforts to utilize the Jail Ministry to provide religious services at the Facility.

              5.3.15 Essentials. CSC shall provide at its expense, all supplies, including hygiene items, clothing, paper, envelopes, stamps, pencils, paper, program support materials and supplies, building support materials and supplies and supplies for juvenile quarters (e.g., sheets, pillowcases, blankets, towels) necessary to meet applicable standards.

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Bell County Juvenile Residential Facility
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              5.3.16  Additional Services.  The Juvenile Board, with the advise and consent of the County, may enter into one or more subsequent agreements with CSC for additional programs or services. CSC agrees to cooperate with the Juvenile Board and the County in the provision of such additional programs and services.

              5.13.17 Food Services. CSC will provide all food services for all juveniles at the Facility in compliance with applicable laws and regulations. The County, with the active consent and participation of the Juvenile Board, will make reasonable effort to execute a separate agreement with the most appropriate public school district prior to the Commencement Date which will provide to the greatest extent practicable for funding of food services to juveniles housed in the Facility by the appropriate school district. The terms of any agreement under this subsection shall be designed to transfer, through an appropriate Interlocal Agreement between the County and school district, all available funding for food services from the school district to CSC for the provision of said food services to juveniles housed in the Facility, all in conformity with Article 37.012 et seq, Texas Educational Code (74th Leg. Reg. Session, Ch. 260, S.B. 1). The County, with the active consent and participation of the Juvenile Board, will make reasonable effort to apply to the Texas Department of Human Services for the cost of food services at the Facility effective as of September 1, 1997. All such sums advanced by the Texas Department of Human Services for such purpose shall be paid by the County to CSC for funding food services to juveniles at the Facility. The County shall extend its reasonable best efforts in regard to the foregoing, but the County shall not be legally obligated to provide funding for food services by this subsection.

              5.3.18  Educational Services.

              The County, with the active consent and participation of the Juvenile Board, will make reasonable effort to execute a separate agreement with the most appropriate public school district prior to the Commencement Date which will provide to the greatest extent for educational services to juveniles housed in the Facility in compliance with requirements of the TJPC and the Texas Education Code. CSC agrees to cooperate with the County in negotiations with such school district(s), and to operate any resulting educational program in conformity with applicable standards, all in conformity with Article 37.012 et seq, Texas Education Code (74th Leg. Reg.

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Bell County Juvenile Residential Facility
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


                Session, Ch. 260, S.B. 1). The Juvenile Board and the County shall extend its reasonable best efforts in this regard, but the

                County shall not be legally obligated to provide funding for educational services by this subsection.

                                 ARTICLE SIX
                          COMPENSATION AND PAYMENTS

        6.1 Compensation for Services. CSC agrees to provide residential services and programs at a per diem rate not to exceed the maximum per diem rate agreed to by CSC and the County, which shall initially be $81.73; however, the parties acknowledge that this amount is subject to change upon written agreement of the County and CSC. The amount due to CSC hereunder for each juvenile shall not be an obligation of any party other than the referring County (or other statutorily authorized entity) referring such juvenile to the Facility pursuant to a properly executed Interlocal Agreement between Bell County and the referring county or other entity pursuant to The Interlocal Cooperation Act (Sec.791.001 Texas Government Code).

        6.2 Billing. CSC shall submit invoices to the County as soon as practicable after the last day of each month for the services performed in the month just ended. The County will in turn audit the invoice and submit the same to the referring county within not more than two working days for payment. Payment by the referring county for the services and any expenses which are the responsibility of the referring county which are invoiced are due and payable upon receipt of the invoice. Payments pursuant to the invoice shall be received by the County and immediately credited to CSC. At the County's option, CSC will send invoices directly to the referring counties and receive and account for all sums invoiced pursuant to an interlocal agreement to that effect between the County and the referring entity.

        6.3 Payments to County. CSC agrees to pay to the County a base amount equal to (1) $10.00 for each juvenile detained per diem amount received by CSC. In addition to this base per diem (ii) CSC shall pay the County $1.40 (for a total of $11.40) for each per diem amount received by CSC when it receives on the average more than fifty-seven (57) but less than seventy-one
(71) such per diem amounts for each day during any given calendar month, and
(iii) $2.90 (for a total of $12.90) for each per diem amount received by CSC when it receives on the average seventy-one (71) or more such per diem amounts for each day during any given calendar month. Such payments shall be made to the County within thirty (30) days after the end of the calendar month for which such payments are received. If the per diem base rate set forth in paragraph 6.1 herein is modified by written agreement, any such agreement shall also necessarily address whether the additional amounts provided for in this
Section 6.3 shall also be modified.






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


        6.4 Transportation. The Juvenile Board, with the advise of the Commissioners Court, and any other county which refers juveniles to and from the Facility shall be responsible for transportation of juveniles to and from the Facility for all purposes except as set forth in Section 5.3.12.

        6.5 Allocation of Development Fee. Ten dollars ($10.00) of each per diem amount retained by CSC under Section 6.1 of this Agreement will be designated by CSC upon its financial records and applied towards and credited to the CSC Development Fee. CSC will perform services between the date of this agreement and the date actual operations of the facility commence. CSC and the County have valued these pre-operational services at $300,000.00 (the "CSC Development Fee"). The sole source for allocation of the CSC Development Fee shall be funds paid to and retained by CSC under Section 6.1 above, and shall not constitute any new or additional funding from or by the County, and County shall have no liability for any unearned portion thereof in the event of any termination of this agreement, irrespective of the reason for such termination.

                                ARTICLE SEVEN
                           DEFAULT AND TERMINATION

        7.1 Notice of Default Opportunity to Cure. The breach by either party of any covenant, representation, or warranty shall constitute an event of default. In such event, the injured party shall provide the defaulting party thirty (30) days written notice of the default, and allow the defaulting party a thirty (30) day period to proceed with reasonable efforts to cure such default. If a party fails to proceed with reasonable efforts to cure such default, either party shall have the option, with thirty (30) days written notice, to terminate this Agreement.

        7.2 Termination. Either party shall have the right to terminate this Agreement for any reason thirty (30) days after delivery of written notice of such termination to the other party.

                                ARTICLE EIGHT
                     ADMISSION AND DISCHARGE OF JUVENILES

        8.1 Admission to the Detention Center. CSC shall accept for admission to the Facility competent juveniles who meet the criterion set forth by State law, and standards, policies and procedures, established by the Juvenile Board and/or County, subject to the following limitations:

                8.1.1 CSC shall not be required to accept juveniles presented for admission who, in the judgment of CSC, appear to be seriously ill, injured, or otherwise in need of immediate medical attention and who are without documented medical clearance from a licensed medical authority.



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


                8.1.2 CSC shall not be required to accept juveniles without documentation properly authorizing their placement.

        8.2 Return of Residents. CSC shall have the right to return to the referring county post-adjudication juveniles who do not conform to the juvenile profile or juveniles whose behavior presents a threat to other juveniles, Facility staff, or the security of the Facility.

        In the event that CSC exercises its right to return a post-adjudication juvenile, CSC shall give the referring county oral notice immediately, and written notice by mail or electronic facsimile within twenty-four (24) hours of CSC's decision to return the juvenile. The referring county (and the referring Juvenile Court) shall have a reasonable time upon receipt of written notice to arrange for transfer of the juvenile, not to exceed seventy-two (72) hours.
The referring county agrees that it will indemnify and hold CSC harmless against any and all losses caused or arising from the referring county's failure to remove the juvenile within the period set forth herein.

        It is understood and agreed that as to any post-adjudication Bell
County Juvenile whose profile or conduct does not conform to programmatic standards and said juvenile is requested to be returned to Bell County, that in the event that the Juvenile Court then orders the juvenile to be detained pending modification of said post-adjudication placement, that CSC shall accept said juvenile in pre-trial detention subject to the order of the Juvenile Court, except as provided in Article 8.1.1 herein.

        In the event that a Bell County post-adjudication juvenile is returned to detention pending modification of said adjudication and placement, CSC assumes all liability for any and all losses caused or arising from said juveniles detention pursuant to CSC's indemnity agreement as set forth in section 9.2 hereof.

        8.3 Non-delegation. In completing their obligations under this Agreement, the parties agree that CSC's authority shall be limited by applicable law as well as the express limitation that this Agreement does not authorize, allow or imply a delegation of authority by the County to CSC of the following:

                8.3.1 Determining a pre-adjudication juvenile's release date.

                8.3.2 Determining a juvenile's placement after release.

                8.3.3  Granting a juvenile any form of special
                       or temporary release authorization.



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Bell County Juvenile Residential Facility
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



        8.4 Discharge. CSC shall discharge juveniles only upon expressed written Order of a Juvenile Court having jurisdiction over the juvenile.

        8.5 Pre-Adjudication Beds. The Juvenile Board shall receive a priority on all pre-adjudication beds over other counties. In the event another county has a juvenile in a pre-adjudication bed and the Juvenile Board needs that bed for a Bell County resident juvenile, CSC will require the referring county to pick-up its juvenile and make that pre-adjudication bed available to the Juvenile Board for housing of the Bell County resident juvenile.

                                 ARTICLE NINE
                           INSURANCE AND INDEMNITY

        9.1 Insurance. CSC will at all times keep its property and operations of an insurable nature and character insured, and present the County with evidence of such insurance, against loss or damage from such causes as are customarily insured against by similar companies, upon the following minimal standards:

        GENERAL LIABILITY AND/OR PUBLIC LIABILITY: Not less than $1,000,000.00 each occurrence and in the aggregate. The policy should contain a waiver of subrogation in favor of Bell County.

        AUTOMOBILE LIABILITY: No less than $1,000,000.00 each accident for each vehicle owned, rented or leased to CSC and any vehicle hired or used on behalf of CSC.

        WORKERS COMPENSATION: Statutory coverage to include Employers Liability of at least $1,000,000.00.

        UMBRELLA LIABILITY: Not less than $5,000,000.00 coverage to provide coverage in excess of the above.

        PROFESSIONAL LIABILITY: Not less than 2,000,000.00 each claim and in the aggregate.

        All policies should contain a notice of cancellation or non-renewal in favor of Bell County of not less than 60 days. On all policies except Workers Compensation, Bell County shall be named as an additional insured.

        All coverage should be written with a carrier rated by AM Best as A- or higher with a financial category of not less than VII or better. The carrier must be in good standing with the Texas Department of Insurance.

        The County shall maintain in full force during the term of this Agreement all risk property damage insurance covering the Facility to the extent of their full replacement value with an insurance company qualified to do business in the State of Texas and having a Best Key Rating Guide general policy holder's rating of A- or better and a financial rating of VII or better. If the

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Bell County Juvenile Residential Facility
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


Facility is damaged by fire or other casualty, the County shall, at its sole cost and expense, proceed immediately to rebuild or repair the Facility to its condition prior to such fire or other casualty.

        9.2 Indemnity. Except as expressly provided herein to the contrary, CSC agrees that it will at all times indemnify and hold harmless the County, the Juvenile Board and the Juvenile Court against any and all losses which occur on the premises and which are caused or arise out of CSC's operation of the Facility; provided, however, CSC shall not be obligated to indemnify the County, the Juvenile Board, and the Juvenile Court against losses resulting from the fraud, willful misconduct or theft on the part of the County, the Juvenile Board or the Juvenile Court or their officers, employees or agents.

                                 ARTICLE TEN
                                MISCELLANEOUS

        10.1 Inspection. CSC shall permit the Bell County Juvenile Board or its agent(s), the Juvenile Court of Bell County, and such employees or agents of the County as the County may designate to visit the Facility and to examine, copy and make extracts from CSC's records relating to the Facility and to discuss its affairs, operations and records with its officers, employees and agents, all at such times and intervals and to such extent as the County may reasonably require. CSC shall promptly provide to the Juvenile Board and the County with such other information as the Juvenile Board or the County may from time to time reasonably request.

        10.2 AIDS and HIV Infection. CSC shall adopt and implement workplace guidelines concerning persons with AIDS and HIV infection and shall also develop and implement guidelines regarding confidentiality of AIDS and HIV-related medical information for employees of CSC and for juveniles served by CSC in accordance with the provisions found in Acts, 1989, 71st Texas Leg., Ch. 1195, Section 5.03 and Section 5.04.

        10.3 Avoidance of Illegality. In the event that this Agreement or any portion hereof should be found, deemed or judged by a judicial or regulatory body to be illegal or to constitute an improper delegation of the County's authority, the parties shall use all reasonable efforts and shall cooperate to cure such illegality or impropriety.

        10.4    Amendments.  This Agreement may be amended only in writing.

        10.5 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of the Agreement.

        10.6 Assignment Successors. This Agreement is a continuing obligation and shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of their respective successors and assigns. CSC shall make no assignment without first obtaining the County's (including the consent of the Juvenile Board) written permission to do so; however,

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Bell County Juvenile Residential Facility
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

CSC may, without obtaining the consent of the County and/or Juvenile Board, assign its right to receive payments under this Agreement (but not its obligations) to any of CSC's current or future lenders.

        10.7 Notices. All notices and other communications under this Agreement shall be in writing with first class postage prepaid, addressed as follows:

        If to CSC:              President
                                Correctional Services Corporation
                                1819 Main Street, Suite 1000
                                Sarasota, Florida  34236

        If to the County:

                        1.      County Judge
                                Bell County Commissioners Court
                                Bell County Courthouse
                                P.O. Box 768
                                Belton, Texas  76513-0768

        If to another governmental entity interested in this Agreement:

                        2.      County Juvenile Board
                                c/o Chief Administrative Officer
                                Bell County Courthouse
                                P.O. Box 768
                                Belton, Texas  76513-0768

                        3.      County Juvenile Court
                                County Court at Law No. 1
                                P.O. Box 768
                                Belton, Texas  76513-0781

        or as otherwise specified by notice from the appropriate party to the other.

        10.8 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Bell County, Texas.

        10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.


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Bell County Juvenile Residential Facility
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

        10.10 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized by any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provision hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

        10.11 County Assistance. The County has advised CSC that it may be able to purchase some goods and services for use at the Facility at prices below what CSC otherwise would have to pay. CSC agrees to consult with the County on repairs to the Facility, large purchase orders and long term purchase agreements to determine if the County will be able to furnish such goods and/or services at a cost to CSC below what CSC's cost would be from another provider.




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Bell County Juvenile Residential Facility
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


        In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

                                        CORRECTIONAL SERVICES CORPORATION
                                        a Delaware Corporation (CSC)


                                        /s/ James Slattery
                                        ------------------------------------
                                        By: James Slattery, President and
                                        Chief Executive Officer


                                        BELL COUNTY, TEXAS



                                        /s/ John Garth
                                        ------------------------------------
                                        By:  Judge John Garth
                                        on Behalf of the Commissioners Court
                                        of Bell County, Texas


APPROVED AND AGREED:

BELL COUNTY JUVENILE BOARD



/s/ John Garth
- ---------------------------------
by Judge John Garth
Chief Administrative Officer
of the Bell County Juvenile Board



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Bell County Juvenile Residential Facility
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


                                 EXHIBIT "A"

        List of all personal property, fixtures, furniture and equipment to be available for CSC's use at the Facility.



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Bell County Juvenile Residential Facility
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